Exhibit 99.1

TEN Holdings Reports Third Quarter 2026 Financial Results

NEW YORK, NY, November 6, 2026 — TEN Holdings, Inc. (Nasdaq: XHLD), through its subsidiary, Ten Events, Inc., the technology company behind TEN, a Digital Experience Platform that powers the next generation of enterprise digital engagement, today announced its financial results for the quarter ended September 30, 2026.

Management Commentary

“Third quarter revenue increased 17.9% year over year to $640,000, as we completed customer engagements that had been initiated in prior periods and added revenue from new customers,” said Virgilio Torres, Chairman and Chief Executive Officer of TEN Holdings. “Our performance reflects continued demand for our digital engagement solutions and our ability to serve both existing and new customers. As we look ahead, our focus remains on expanding recurring revenue, strengthening our technology platform, and accelerating our transition toward a scalable, SaaS-driven business model.”

“Our third-quarter results reflect two significant expenses that we consider non-recurring: a $1.8 million write-off of previously capitalized service contracts and approximately $0.5 million in legal expenses. Excluding these items, our underlying selling, general and administrative expenses declined compared to the same period last year, reflecting the progress we have made in improving operational efficiency. Over the past 12 months, we have reduced our annual operating cost structure by approximately $2.5 million through strategic cost reductions, process improvements, and the integration of AI-driven tools to streamline engineering and accelerate product development. With these efficiencies largely implemented and a leaner operating structure in place, we are now shifting our focus toward accelerating revenue growth, expanding customer relationships, and scaling TEN, our new platform.”

“We also made significant progress in strengthening our balance sheet, reducing short-term related-party borrowings from $4.6 million at the beginning of the year to approximately $0.1 million as of September 30, 2026. Total liabilities declined by approximately 74%, from $7.7 million at year-end 2025 to $2.0 million, reflecting our continued efforts to simplify our capital structure and improve our financial position.”

“One of our most significant milestones this year was the launch of TEN, our next-generation Digital Experience Platform, whose development was accelerated by investments made possible through the proceeds of our June common stock offering, consistent with our previously communicated commitment to product development. TEN represents an important step in our evolution toward a scalable, SaaS-driven business model, bringing together the tools organizations need to create, manage, deliver, and measure digital experiences within a unified platform.

At launch, TEN provides enterprises with a self-service solution for webinars, virtual events, and continuing education programs, with the capacity to support up to 50,000 concurrent attendees. Building on our longstanding relationships with enterprise customers, many of whom rely on our technology for recurring digital engagement initiatives, we see a meaningful opportunity to transition these relationships toward subscription-based arrangements. We believe this approach will deliver greater flexibility and value to our customers while creating a more predictable and recurring revenue stream for TEN Holdings.”

“Looking ahead, we are focused on three priorities: continuing the transition of our business from a managed services provider to a SaaS company, investing in TEN so that it remains competitive, and executing an acquisition strategy aimed at accretive businesses that add revenue and EBITDA, products our sales team can scale, and technology that complements our own. With TEN now in the market, a leaner cost structure, and a simplified balance sheet, we believe TEN Holdings is positioned to build a more scalable, recurring revenue business and create long-term value for our shareholders.”

Financial Results

●	Revenue for the three months ended September 30, 2026 was $640,000, a $97,000 or 17.9% increase compared to revenue of $543,000 for the three months ended September 30, 2025. The increase was primarily driven by the completion of customer transactions initiated in prior periods, along with revenue contributions from new customers acquired during the current period.

○	Platform usage revenue decreased by $63,000, or 12.8%, to $428,000.

○	Professional and managed services revenue increased by $160,000, or 307.7%, to $212,000.

●	Cost of revenue for the three months ended September 30, 2026 was $261,000, a $123,000 or 89.1% increase compared to $138,000 for the same period in 2025. The increase was primarily due to a higher number of on-site events held during the quarter compared to the same period last year. Gross profit was $379,000, compared to $405,000, and gross profit margin was 59.2%, compared to 74.6% in the prior-year period.

●	Selling, general and administrative (“SG&A”) expenses were $4,113,000, a $1,928,000 or 88.2% increase compared to SG&A expenses of $2,185,000 for the same period last year. The increase was primarily driven by a $1.8 million write-off of previously capitalized service contracts that had been subject to amortization, as well as approximately $0.5 million in legal expenses related to ongoing litigation. Excluding these expenses, SG&A expenses would have decreased by approximately $0.4 million, or approximately 18%, compared to the prior-year period. Third quarter 2026 SG&A also included an approximately $0.3 million reduction in expense resulting from the reversal of previously recognized stock-based compensation associated with forfeited awards.

●	Depreciation and amortization expense decreased to $10,000 from $147,000 in the prior-year period, primarily because the Company’s capitalized software was fully impaired during 2025 and no software assets were subject to amortization during the quarter.

●	Interest expense for the three months ended September 30, 2026 totaled $2,000, compared to $59,000 for the three months ended September 30, 2025. The decrease was primarily due to a lower outstanding short-term loan balance.

●	Net loss for the three months ended September 30, 2026 was $3,734,000, or $(0.31) per share, a $1,747,000 or 87.9% increase compared to a net loss of $1,987,000, or $(0.84) per share, for the same period in 2025. The increase in net loss was primarily driven by the higher SG&A expenses described above, including the write-off and legal expenses.

●	Weighted average number of common shares outstanding was 11,999,366 for the three months ended September 30, 2026, compared to 2,359,622 for the three months ended September 30, 2025. Share and per share amounts for prior periods reflect the Company’s 1-for-15 reverse stock split, which became effective on December 1, 2025.

Selected Balance Sheet and Cash Flow Results

●	As of September 30, 2026, the Company had cash and cash equivalents of $3.5 million, plus $0.1 million of restricted cash, compared to $1.6 million as of December 31, 2025, and $0.3 million as of September 30, 2025. The increase from year-end was primarily driven by the gross proceeds of the Company’s $7.5 million common stock offering, which closed on June 30, 2026, partially offset by cash used in operating activities. Compared to $5.8 million as of June 30, 2026, cash and cash equivalents decreased by $2.3 million, primarily reflecting $2.7 million of cash used in operating activities during the third quarter, partially offset by $0.7 million in proceeds from the exercise of stock options.

●	Short-term loans from related parties declined to $0.1 million as of September 30, 2026, from $4.6 million as of December 31, 2025, primarily reflecting the settlement of $4.6 million of debt through offsetting against a receivable due from a related party, as well as cash repayments. Total liabilities declined to $2.0 million from $7.7 million at December 31, 2025.

●	Net cash used in operating activities was $5.4 million for the nine months ended September 30, 2026, compared to $9.0 million during the same period of 2025. The decrease was primarily attributable to the absence of $4.7 million in advances to related parties made during the prior-year period, partially offset by a $2.9 million decrease in non-cash stock-based compensation expense and the absence of a $1.3 million non-cash loss on extinguishment of debt recognized in the prior-year period.

●	Net cash used in investing activities was zero for the nine months ended September 30, 2026, compared to $0.8 million during the same period of 2025, due to the absence of expenditures for capitalized internal-use software.

●	Net cash provided by financing activities was $7.4 million for the nine months ended September 30, 2026, compared to $10.1 million during the same period of 2025. The decrease was primarily attributable to lower proceeds from the issuance of shares and lower related-party loan proceeds received in the prior-year period, partially offset by lower repayments of related-party loans and $0.7 million in proceeds from the exercise of stock options.

Recent Corporate Highlights

●	During the third quarter, holders exercised stock options to purchase 89,405 shares of common stock, providing the Company with aggregate cash proceeds of approximately $0.73 million.

●	Launched TEN, the Company’s new Digital Experience Platform, which combines registration, live production, audience engagement, on-demand content, and continuing education credentialing in a single system, available on a self-service basis or with managed services as an add-on.

●	Appointed Ian M. Lawson as Interim Chief Financial Officer, effective September 30, 2026.

●	Relocated the Company’s headquarters to New York, New York.

●	Filed a registration statement on Form S-3 for a $100 million universal shelf.

●	Completed the termination of certain agreements entered into by former management in connection with the Company’s initial public offering, as disclosed in the Company’s Form 8-K filed on July 24, 2026.

Company Outlook

Mr. Torres added that TEN Holdings plans to:

●	Continue transitioning its business from a managed services model to a recurring, subscription-based SaaS model built on TEN, while continuing to offer white-glove managed production services for customers who want them.

●	Expand TEN beyond events and webinars, including AI and automation, integrations, engagement and intent, reporting and analytics, and content studio capabilities.

●	Pursue disciplined acquisitions of accretive businesses that add revenue and EBITDA, products the Company’s sales team can scale, and technologies that complement its existing intellectual property, as part of a broader consolidation strategy.

About TEN Holdings, Inc.

TEN Holdings, Inc. (Nasdaq: XHLD) is a New York-based technology company focused on developing enterprise software solutions that enable organizations to create, manage, deliver, and measure digital experiences. Through its flagship Digital Experience Platform, TEN, the Company provides technology solutions for enterprise communications, virtual events, webinars, and continuing education, supporting digital experiences with up to 50,000 concurrent attendees.

Building on more than a decade of experience serving Fortune 500 companies, TEN Holdings is evolving its platform into a broader, AI-enabled enterprise technology ecosystem. Its product roadmap includes marketing automation, CRM integrations, advanced engagement analytics, AI-powered capabilities, and content management solutions designed to help organizations streamline workflows, strengthen customer engagement, and generate actionable business insights.

The Company’s strategy is centered on expanding its SaaS offerings, increasing recurring revenue opportunities, and delivering scalable technology solutions to enterprise customers. Planned capabilities remain subject to ongoing development, and there can be no assurance regarding their timing or availability.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, risks regarding the Company’s growth strategy, the development, availability and adoption of TEN and its planned expansion, including AI and automation, landing pages, integrations, engagement, reporting and analytics, and content studio capabilities, the Company’s recurring-revenue strategy, potential acquisitions, and the uncertainties related to market conditions and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission (the “SEC”) and other filings with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Any forward-looking statements contained in this press release speak only as of the date hereof, and TEN Holdings, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

For more information, please contact:

Investor Relations Inquiries:

Skyline Corporate Communications Group, LLC

Scott Powell, President

1177 Avenue of the Americas, 5th Floor

New York, New York 10036

Office: (646) 893-5835

Email: IR@skylineccg.com

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